Exhibit 30.36

                           LEASE TERMINATION AGREEMENT

     THIS AGREEMENT, made effective as of the 1st day of October, 2001 by and between Kenneth I. Namimatsu, Reiko Matsumoto, Richard Inouye and Sharon C. Inouye, as Trustees of the Inouye Family Trust dated May 13, 1999, Naomi Kanda, and Hatsuko Namimatsu, as trustee of the Namimatsu Trust dated July 27, 1981 (hereinafter collectively referred to as "Landlord"), and Spectrum Organic Products, Inc., a California corporation formerly known as Organic Food Products, Inc. (hereinafter referred to as "Tenant").

                                   WITNESSETH:

     WHEREAS, the parties are also the successors-in-interest under a lease (the "Lease" or "Lease Agreement") dated December 1, 1995 for certain real property located at 550 Monterey Road, Morgan Hill, California (the "premises");

     WHEREAS, Tenant has vacated the premises and removed its personal property from the premises; and

     WHEREAS, Landlord is willing to terminate the Lease Agreement on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

     1. Lease Termination: The term of the Lease Agreement shall terminate at 11:59 P.M. (P.S.T.) on September 30, 2001 (the "Accelerated Termination Date").

     2. Consideration: As consideration for the early termination of the term of the Lease, Tenant shall pay to Landlord, on the execution of this Lease Termination Agreement, the sum of Forty Two Thousand Six Hundred Twenty-six and 43/100 Dollars ($42,626.43).

     3. Delivery Of Premises/Return of Security Deposit: On the Accelerated Termination Date, Tenant shall surrender the premises to Landlord, in accordance with the provisions of the Lease Agreement, Provided However, that Tenant shall have no duty to repair or replace the cooler or cooling system, as included within the payment described in Paragraph 2, above, is the sum of Twenty One Thousand Four Hundred Dollars ($21,400.00) for the repair of the cooler. On delivery of the premises in compliance with the provisions of the Lease, Landlord shall deliver to Tenant its security deposit in the amount of Six Thousand Four Hundred Eighty Dollars ($6,480.00).

                            [SIGNATURE PAGE FOLLOWS]


                                       1.

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     IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

Landlord:



/s/  Kenneth T. Namimatsu                   /s/  Naomi Kanda
----------------------------------          -----------------------------------
     Kenneth T. Namimatsu                        Naomi Kanda



/s/  Reiko Matsumoto                        Richard Inouye and Sharon C. Inouye,
----------------------------------          as Trustees of the Inouye Family
     Reiko Matsumoto                        Trust dated May 13, 1999



Hatsuko Namimatsu as Trustee of The         /s/  Richard Inouye
Namimatsu Trust dated July 27, 1981         -----------------------------------
                                                 Richard Inouye, Trustee


/s/  Hatsuko Namimatsu                      /s/  Sharon Inouye
----------------------------------          -----------------------------------
     Hatsuko Namimatsu, Trustee                  Sharon Inouye, Trustee




Tenant:

Spectrum Organic Products, Inc.
a California corporation



By:  /s/  Hubert Holcombe, Jr.
   -------------------------------
          Hubert Holcombe, Jr.
          Vice President of Operations





By:  /s/  Robert B. Fowles
   -------------------------------
          Robert B. Fowles
          Chief Financial Officer


                                       2.